UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

HERITAGE-CRYSTAL CLEAN, INC.
(Exact name of registrant as specified in its charter)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 16, 2014, Heritage-Crystal Clean, Inc. (the “Company,” "HCC," or "we") filed a Current Report on Form 8-K (the “Original Form 8-K”) disclosing that, on October 16, 2014, through our wholly owned subsidiary Heritage-Crystal Clean, LLC, we purchased the outstanding stock of FCC Environmental LLC, a Delaware limited liability company, and International Petroleum Corp. of Delaware, a Delaware corporation (together, "FCC Environmental"), pursuant to a Stock Purchase Agreement (the "Agreement") dated October 16, 2014 between the Company and Dédalo Patrimonial S.L.U. (the "Seller") for $90.0 million in cash subject to various adjustments such as a working capital adjustment and Seller indemnification obligations.

This Current Report on Form 8-K/A (this “Form 8-K/A”) is being filed to provide the disclosures required by Item 9.01 of Form 8-K, and amends and supplements the Original Form 8-K.

Item 8.01. Other Events

Recent Developments

Upon announcing the acquisition of FCC Environmental outlined in Item 2.01 above, we indicated that we expected to realize significant synergies of approximately $20 million annually, not including approximately $6 million of one-time costs to achieve those synergies, once the integration is complete.

As also previously announced, during October 2014 our Indianapolis used oil re-refinery experienced an unplanned shutdown resulting in the curtailment of the operation of our hydrotreater for approximately two weeks with a corresponding reduction in our production of lube base oil and other re-refinery products.  As a result, we expect our revenue for the Oil Business segment in the fourth quarter of 2014 will be approximately $4.4 million less than it would have been if the re-refinery had operated at full capacity.  The shutdown of the re-refinery led to losses related to the interruption of our base lube oil production and sales as well as losses for repairs at the facility. We carry insurance intended to cover these exposures, subject to certain limits and deductibles.  We anticipate that a majority of the costs incurred related to the unplanned shutdown will be recoverable from insurance, although we can provide no assurance that we will be successful in obtaining such recovery.

During the fourth quarter of 2014, the price of crude oil and related commodities has fallen sharply.  At the start of our fourth fiscal quarter (September 7, 2014), the market price of Brent crude oil was approximately $102 per barrel, and by November 24, 2014, the market price of Brent crude oil was approximately $80 per barrel, a decline of $22 per barrel (or $0.52/gallon).  This decline in the value of crude oil has in turn led to declines in the prices of base lube oil and other oil products.  We were already engaged in a program to reduce the price paid to generators for used oil, and during the fourth quarter we have aggressively increased this effort.  As of November 24, 2014, we had reduced the average price we pay for used oil to both the historic HCC generators and the historic FCC Environmental generators by approximately $0.35 per gallon compared to the start of the quarter.  For the historic HCC generators, as of November 24, 2014, we had reduced the average price we pay for used oil by over $0.40 compared to the start of fiscal 2014.  In addition, we have already implemented changes that we expect will further reduce these prices by the end of the fourth quarter, although we can provide no assurance that such changes will successfully reduce used oil prices in a timely manner, or at all.

The decline in value of crude oil, liquid hydrocarbon fuels, and used oil will have an impact on our inventory, which is valued at the lower of cost or market.  The terms of our acquisition of FCC Environmental include a post-closing purchase price adjustment to revalue the acquired inventory based on the average market price for the twenty business days following the closing, and we believe that we are entitled to seek a credit back on the purchase price, which should offset a majority of the decline in value for the acquired FCCE inventory, although we can provide no assurance that we will be reimbursed as contemplated.  The historic HCC inventory is not hedged, and we anticipate that if the prices of crude oil and related commodities were to remain at current levels through the end of our fourth quarter of fiscal 2014, our historic HCC inventory value would be reduced by approximately $3.6 million in the quarter, based on November 24, 2014 prices of lubricating base oil and crude oil, with a corresponding charge against pre-tax income.

We also anticipate that, during the fourth quarter of 2014, we will record expenses related to the FCC Environmental acquisition and integration of $3.1 million.

Overall, based on commodity prices as of November 24, 2014, we currently anticipate that revenue for the fourth quarter of 2014 is likely to be in the range of $115 million to $125 million, and that EBITDA for the fourth quarter of 2014 is likely to be in the range of ($5.7) million to ($3.7) million.  Excluding the impacts of (a) the unplanned re-refinery shutdown, (b) the decline in the value of our inventory due to changing market prices, (c) the costs related to the FCC Environmental acquisition and integration, and (d) non-cash compensation expense, the Company anticipates that adjusted EBITDA for the fourth quarter of 2014 would be in the range of $3.8 million to $5.8 million. Assuming a stable crude pricing environment and normal operation of our re-refinery, we would expect revenue for the fiscal year 2015 to be in the range of $405 million to $445 million with EBITDA in the range of $35 million to $45 million. Excluding the impacts of (a) the costs related to the FCC Environmental integration and (b) non-cash compensation expense, the Company anticipates adjusted EBITDA for the fiscal year 2015 will be in the range of $42 million to $53 million.

Reconciliation of Forecasted Net Income Determined in Accordance with U.S. GAAP to Forecasted Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(In Thousands)
(Unaudited)

	Fourth Quarter of Fiscal 2014	Fiscal 2015

Net (loss) income	($4.9 - 7.4 million)	$5.7 - 7.3 million
Interest expense – net	$0.6 - 0.9 million	$2.3 - 2.9 million
(Benefit of) Provision for income taxes	($3.4 - 5.2 million)	$3.8 - 4.8 million
Depreciation and amortization	$4.0 - 6.0 million	$23.2 - 30.0 million
EBITDA(*)	($3.7 - 5.7 million)	$35.0 - 45.0 million

Write down of oil inventory	$3.6 million	$—
Acquisition and integration costs of FCC Environmental	$3.1 million	$5.0 - 6.0 million
Additional costs due to unplanned shut down of re-refinery	$2.2 million	—
Non-cash compensation	$0.6 million	$2.0 million
Adjusted EBITDA(*)	$3.8 - 5.8 million	$42.0 - 53.0 million

*
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

This preliminary financial information for the fourth quarter ending January 3, 2015 and for the fiscal year ending January 2, 2016 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management. Our independent registered public accounting firm, Grant Thornton LLP, has not audited or reviewed, and does not express an opinion with respect to, this data. This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the audit of our financial statements, and other developments that may arise between now and the time the audit of our financial statements is completed. Our actual results for the fourth quarter ending January 3, 2015 and fiscal year ending January 2, 2016 will not be available for some time. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

Item 9.01 Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired

Audited Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware as of and for the years ended December 31, 2013, 2012, and 2011 and the unaudited Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware as of and for the six months ended June 30, 2014 and 2013 are attached hereto as Exhibits 99.1 and 99.2 and are incorporated in their entirety herein by reference. The financial statements of FCC Environmental have been prepared using International Financial Reporting Standards as adopted by the European Union ("IFRSEU").

(b)    Pro Forma Financial Information

The pro forma financial information of the Company as of and for fiscal 2013 and the first half of fiscal 2014, which reflects its acquisition of FCC Environmental is attached hereto as Exhibit 99.3 and is incorporated in its entirety herein by reference.

(c)    Exhibits

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers Auditores, S.L.
99.1	Audited Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware as of and for the years ended December 31, 2013, 2012, and 2011
99.2	Unaudited Carve-out Combined Financial Statements of FCC Environmental LLC (Consolidated) and International Petroleum Corp. of Delaware as of and for the six months ended June 30, 2014 and 2013
99.3	Unaudited Pro forma Financial Information

Forward Looking Statements

Certain statements in this report are forward-looking statements, which includes all statements other than those made solely with respect to historical fact. These forward-looking statements are subject to risks, uncertainties, and assumptions that could cause actual results to differ materially from our expectations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and other words and terms of similar meaning in conjunction with a discussion of future or estimated operating or financial performance. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other “forward-looking” information. Forward-looking statements speak only as of the date of this report. Factors that could cause such differences include those described in the section titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K for fiscal 2013 filed with the SEC on March 3, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 6, 2014 filed with the SEC on October 16, 2014. These risks, uncertainties, and other important factors include, among others our ability to integrate the FCC Environmental acquisition as contemplated; our ability to enforce our rights under the Agreement; decline in the value of crude oil, hydrocarbon fuels, and used oil; our ability to achieve the synergies contemplated with respect to the FCC Environmental acquisition; and our ability to pay our debt when due and comply with our bank covenants. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this report, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this report or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE-CRYSTAL CLEAN, INC.

Date: December 2, 2014	By: /s/ Mark DeVita
Title: Chief Financial Officer